EXHIBIT 99.1
KBR Announces Second Quarter 2018 Financial Results

▪	Revenue growth of 16% overall, with 11% organic growth in Government Services

▪	Solid earnings, with Net Income of $42 million, GAAP EPS of $0.30; Adjusted EPS of $0.34

▪	Strong operating cash flow performance of $94 million

▪	Book-to-bill of 1.2x overall KBR, with 2.6x Hydrocarbons Services

▪	EPS guidance raised

HOUSTON, Texas - July 30, 2018 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle within the government services and hydrocarbons industries today announced second quarter 2018 financial results.

“I’m pleased to report that KBR had a solid second quarter with positive performances from all three of our business segments,” said Stuart Bradie, KBR President and CEO.
“We experienced continued year over year organic growth in our Government Services business, increased profitability in Technology and stabilized sequential revenues with a very healthy book-to-bill in our Hydrocarbons business,” Bradie continued. “The signals we are getting from customers on the capital projects outlook in Hydrocarbons has improved measurably in recent months. In addition, on the operations side we maintained our targeted margins in all segments and produced a healthy cash flow result. Improving fundamentals in our government and hydrocarbons end markets coupled with our strategic positioning and performance of our recent acquisitions enable us to raise our outlook for the year,” said Bradie. “Our people continue to be the foundation of this company and its success, consistently delivering the best execution and one of the strongest safety performances in the business.”
Second Quarter Financial Results

	Three Months Ended June 30,			% Change	Six Months Ended June 30,		% Change
Dollars in millions	2018		2017		2018	2017
Revenue	$1,267		$1,094	16%	$2,305	$2,200	5%
Gross Profit	$130		$108	20%	$211	$190	11%
Equity in earnings of unconsolidated affiliates	$10		$32	(69)%	$33	$41	(20)%
Gain on consolidation of Aspire entities	$—		$—	N/A	$115	$—	N/A
Net income attributable to KBR	$42	—	$77	(45)%	$180	$114	58%
Adjusted EBITDA (1)	$99		$119	(17)%	$182	$197	(8)%
Diluted EPS	$0.30		$0.54	(44)%	$1.27	$0.80	59%
Adjusted EPS (1)	$0.34		$0.57	(40)%	$0.69	$0.85	(19)%
Operating cash flows	$94		$325	(71)%	$(36)	$210	(117)%

(1) See additional information at the end of this release regarding non-GAAP financial measures

Three Months Ended, June 30, 2018:
Revenue: The increase in revenues was driven by strong organic growth of 11% in our GS business segment, the consolidation of acquired entities in the Aspire Defence program and our acquisition of SGT. The increase was partially offset by completion or substantial completion of several projects within our HS business segment, and the non-recurrence of $35 million in revenues associated with the PEMEX settlement in second quarter of 2017.
Gross Profit: The increase in gross profits were driven by the consolidation of the Aspire Defence project entities, the inclusion of SGT, coupled with strong organic growth in our GS business segment. Included in gross profit for the quarter was the favorable close out of an LNG project in Australia offset by the non-recurring gain associated with the PEMEX settlement in the second quarter of 2017.
Equity in earnings: The decrease in equity in earnings was driven by the consolidation of the Aspire Defence entities in our GS business segment, now reported in gross profit, and reduced activity on the Ichthys project in our HS segment as we near completion.
Operating cash flow: The cash provided by operations totaled $94 million in the three months ended June 30, 2018 compared to cash provided by operations of $325 million in the three months ended June 30, 2017. Operating cash flows in the three months ended June 30, 2017 included collection of a $344 million payment (net of tax) associated with the PEMEX settlement.
Six Months Ended, June 30, 2018:
Revenue: The increase in revenues was driven by strong organic growth in our GS business segment, the consolidation of acquired entities in the Aspire Defence program and our acquisition of SGT. The increase was partially offset by completion or substantial completion of several projects within our HS business segment and the non-recurrence of $35 million in revenue from the PEMEX settlement in second quarter of 2017.
Gross Profit: The increase in gross profits were driven by the consolidation of the Aspire Defence project entities, inclusion of SGT, organic growth in our GS business segment, and increased profit in our Technology business segment. These increases were partially offset by decreased profit in our HS business segment due to reduced activity and the non-recurring PEMEX settlement.
Equity in earnings: The decrease in equity in earnings was driven by the consolidation of the Aspire Defence project entities in our GS business segment, now reported in gross profit and decreased activity on a JV in Mexico. These decreases were partially offset by an increase in earnings provided by the Ichthys LNG project, partially resulting from increased cost estimates in the first quarter of 2017 that did not recur in 2018.
Gain on consolidation of Aspire entities: The gain was recognized upon consolidation of the Aspire Defence entities as a result of adjusting our investment to fair value as required by U.S. generally accepted accounting principles.
Operating cash flow: The cash used in operations totaled $36 million in the six months ended June 30, 2018 compared to cash provided by operations of $210 million in the six months ended June 30, 2017. Operating cash flows in the six months ended June 30, 2017 included collection of a $344 million payment (net of tax) associated with the PEMEX settlement.
New Business:
Government Services

•	We were awarded a $133 million task order by the U.S. Army to provide technical and engineering services to the PATRIOT missile system.

•	We were awarded a cost-plus-fixed-fee contract modification to provide base life support services to the U.S. Army under the LOGCAP IV contract.

•	We were awarded a contract modification by the U.S. Marine Corps to provide prepositioning and logistic support services for the USMC Blount Island Command.

•
We secured a seat on a $900 million indefinite-delivery / indefinite-quantity contract to provide rapid solutions to fix problems identified through the Department of Defense’s Joint Test and Evaluation Program.

Technology

•	We were awarded an ammonia plant revamp contract by Krishak Bharati Cooperative Ltd to provide licensing and basic engineering design services for their ammonia plant in Hazira, India.

•	We were awarded a license, engineering and proprietary equipment supply contract by China Pingmei Shenma Group for two new polycarbonate plants in the Henan Province in China

•	We were awarded a license and engineering contract by GS Caltex Corporation to supply SCORE Ethylene technology at their mixed feed cracker project in Yeosu, South Korea.

•	We were awarded a nitric acid plant revamp contract by Haifa Chemicals Ltd for its plant in Mishor-Rotem, Israel.
Hydrocarbons Services

•	We were awarded a multi-year contract to provide engineering, procurement and construction management services to a fortune 100 chemicals manufacturer for their facilities in the U.S. and Mexico.

•	We were awarded a FEED leading to reimbursable construction EPC by Arkema Chemicals to increase sulfur derivatives production at their Beaumont, Texas site.

•	We were awarded a contract to provide project management, engineering, procurement and construction management services for DuPont Safety & Construction at its facility in Contern, Luxembourg.

•	We were awarded a project management consultancy services contract by Oman LNG, to assist in the selection and management of the EPC contractor for its 120 MW gas engine power plant.
KBR backlog increased from $13.2 billion as of March 31, 2018 to $13.5 billion as of June 30, 2018. Backlog increases in Hydrocarbons Services of $544 million and $86 million in Technology were partially offset by decreases in Government Services of $291 million, which includes unfavorable foreign exchange rate differences primarily due to strengthening of the U.S. dollar against the British pound.
Guidance
We are increasing the company’s full year 2018 fully diluted adjusted earnings per share guidance range to $1.40 to $1.50 per share from the previous range of $1.35 to $1.45. Our guidance of earnings per share is on an adjusted EPS basis, which excludes legacy legal fees for U.S. Government contracts, acquisition & integration-related expenses associated with the Aspire and SGT acquisitions, new amortization associated with the Aspire acquisitions and the gain on the Aspire consolidation. The estimated legacy legal fees do not assume any cost reimbursement from the U.S. Government that could occur in the future. A reconciliation of GAAP EPS to adjusted EPS guidance is located at the end of this release.
Our estimated effective tax rate for 2018 is unchanged and estimated to range from 22% to 24%. The operating cash flows are also unchanged and estimated to range from $125 million to $175 million for 2018.

About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs over 34,000 people worldwide (including our joint ventures), with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

•
Government Services, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics

•
Technology, including proprietary technology focused on the monetization of hydrocarbons (especially natural gas and natural gas liquids) in ethylene and petrochemicals; ammonia, nitric acid and fertilizers; oil refining and gasification

•
Hydrocarbons Services, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU); program management and consulting services

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Alison Vasquez
Interim Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Brenna Hapes
External Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	2018	2017
Revenues:
Government Services	$868	$543
Technology	72	70
Hydrocarbons Services	327	474
Subtotal	1,267	1,087
Non-strategic Business	—	7
Total revenues	1,267	1,094
Gross profit (loss):
Government Services	71	37
Technology	22	17
Hydrocarbons Services	37	55
Subtotal	130	109
Non-strategic Business	—	(1)
Total gross profit	130	108
Equity in earnings of unconsolidated affiliates:
Government Services	6	18
Hydrocarbons Services	4	14
Subtotal	10	32
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	10	32
General and administrative expenses	(41)	(38)
Acquisition and integration related costs	(1)	—
Gain on disposition of assets	—	1
Operating income	98	103
Interest expense	(17)	(5)
Other non-operating (expense) income	(1)	2
Income before income taxes and noncontrolling interests	80	100
Provision for income taxes	(18)	(21)
Net income	62	79
Net income attributable to noncontrolling interests	(20)	(2)
Net income attributable to KBR	$42	$77

Net income attributable to KBR per share:
Basic	$0.30	$0.54
Diluted	$0.30	$0.54

Basic weighted average common shares outstanding	140	141
Diluted weighted average common shares outstanding	141	141

Cash dividends declared per share	$0.08	$0.08

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2018	2017
Revenues:
Government Services	$1,545	$1,058
Technology	134	136
Engineering & Construction	626	973
Subtotal	2,305	2,167
Non-strategic Business	—	33
Total revenues	2,305	2,200
Gross profit (loss):
Government Services	123	74
Technology	38	31
Engineering & Construction	52	88
Subtotal	213	193
Non-strategic Business	(2)	(3)
Total gross profit	211	190
Equity in earnings of unconsolidated affiliates:
Government Services	14	27
Engineering & Construction	19	14
Subtotal	33	41
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	33	41
General and administrative expenses	(76)	(70)
Acquisition and integration related costs	(4)	—
Gain on disposition of assets	—	5
Gain on consolidation of Aspire entities	115	—
Operating income	279	166
Interest expense	(23)	(10)
Other non-operating expense	(3)	(5)
Income before income taxes and noncontrolling interests	253	151
Provision for income taxes	(52)	(34)
Net income	201	117
Net income attributable to noncontrolling interests	(21)	(3)
Net income attributable to KBR	$180	$114

Net income attributable to KBR per share:
Basic	$1.28	$0.80
Diluted	$1.27	$0.80

Basic weighted average common shares outstanding	140	142
Diluted weighted average common shares outstanding	141	142

Cash dividends declared per share	$0.16	$0.16

KBR, Inc.: Consolidated Balance Sheets
(In millions)

	June 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$519	$439
Accounts receivable, net of allowance for doubtful accounts of $13 and $12	779	510
Contract assets	248	383
Other current assets	117	93
Total current assets	1,663	1,425
Claims and accounts receivable	104	101
Property, plant, and equipment, net of accumulated depreciation of $355 and $329 (including net PPE of $40 and $34 owned by a variable interest entity)	133	130
Goodwill	1,271	968
Intangible assets, net of accumulated amortization of $137 and $122	544	239
Equity in and advances to unconsolidated affiliates	622	387
Deferred income taxes	215	300
Other assets	158	124
Total assets	$4,710	$3,674

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$445	$350
Contract liabilities	465	368
Accrued salaries, wages and benefits	216	186
Nonrecourse project debt	10	10
Other current liabilities	161	157
Total current liabilities	1,297	1,071
Pension obligations	349	391
Employee compensation and benefits	104	118
Income tax payable	85	85
Deferred income taxes	17	18
Nonrecourse project debt	22	28
Revolving credit agreement	115	470
Long term debt	928	—
Deferred income from unconsolidated affiliates	—	101
Other liabilities	183	171
Total liabilities	3,100	2,453
KBR shareholders' equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par	2,171	2,091
Accumulated other comprehensive loss	(935)	(921)
Retained earnings	1,179	877
Treasury stock	(819)	(818)
Total KBR shareholders' equity	1,596	1,229
Noncontrolling interests	14	(8)
Total shareholders' equity	1,610	1,221
Total liabilities and shareholders' equity	$4,710	$3,674

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	2018	2017
Cash flows provided by operating activities:
Net income	$62	$79
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	17	14
Equity in earnings of unconsolidated affiliates	(10)	(32)
Deferred income tax expense (benefit)	9	(90)
Other	(5)	5
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	64	32
Contract assets	6	37
Claims receivable	—	400
Accounts payable	(27)	(51)
Contract liabilities	(26)	(43)
Accrued salaries, wages and benefits	2	(14)
Reserve for loss on uncompleted contracts	(2)	(13)
Payments from unconsolidated affiliates, net	5	4
Distributions of earnings from unconsolidated affiliates	8	16
Income taxes payable	(5)	(11)
Pension funding	(9)	(9)
Subcontractor advances	1	—
Net settlement of derivative contracts	(2)	3
Other assets and liabilities	6	(2)
Total cash flows provided by operating activities	94	325
Cash flows from investing activities:
Purchases of property, plant and equipment	(2)	(3)
Investments in equity method joint ventures	(90)	—
Proceeds from sale of assets or investments	1	2
Acquisition of businesses, net of cash acquired	(357)	—
Adjustments to cash due to consolidation of Aspire entities	(8)	—
Other	(1)	(1)
Total cash flows used in investing activities	(457)	(2)
Cash flows from financing activities:
Payments to reacquire common stock	(1)	(50)
Acquisition of remaining ownership interest in joint ventures	(50)	—
Payments of dividends to shareholders	(12)	(11)
Net proceeds from issuance of common stock	1	—
Borrowings on revolving credit agreements	180	—
Borrowings on long term debt	959	—
Debt issuance costs	(46)	—
Payments on revolving credit agreements	(605)	(180)
Payments on short-term and long-term borrowings	(5)	(5)
Other	—	—
Total cash flows provided by (used in) financing activities	421	(246)
Effect of exchange rate changes on cash	(25)	4
Increase in cash and equivalents	33	81
Cash and equivalents at beginning of period	486	410
Cash and equivalents at end of period	$519	$491

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2018	2017
Cash flows from operating activities:
Net income	$201	$117
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	30	27
Equity in earnings of unconsolidated affiliates	(33)	(41)
Deferred income tax expense (benefit)	34	(85)
Gain on consolidation of Aspire entities	(115)	—
Other	6	11
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(70)	70
Contract assets	(38)	41
Claims receivable	—	400
Accounts payable	36	(126)
Contract liabilities	(58)	(167)
Accrued salaries, wages and benefits	4	2
Reserve for loss on uncompleted contracts	(5)	(35)
Payments from unconsolidated affiliates, net	6	5
Distributions of earnings from unconsolidated affiliates	9	30
Income taxes payable	7	(5)
Pension funding	(19)	(18)
Net settlement of derivative contracts	1	1
Other assets and liabilities	(32)	(17)
Total cash flows (used in) provided by operating activities	(36)	210
Cash flows from investing activities:
Purchases of property, plant and equipment	(11)	(6)
Investments in equity method joint ventures	(162)	—
Proceeds from sale of assets or investments	1	2
Acquisition of businesses, net of cash acquired	(357)	2
Adjustments to cash due to consolidation of Aspire entities	197	—
Other	—	(1)
Total cash flows used in investing activities	(332)	(3)
Cash flows from financing activities:
Payments to reacquire common stock	(3)	(52)
Acquisition of remaining ownership interest in joint ventures	(56)	—
Distributions to noncontrolling interests	—	(1)
Payments of dividends to shareholders	(23)	(23)
Net proceeds from issuance of common stock	1	—
Borrowings on revolving credit agreements	250	—
Borrowings on long term debt	959	—
Debt issuance costs	(46)	—
Payments on revolving credit agreements	(605)	(180)
Payments on short-term and long-term borrowings	(5)	(5)
Total cash flows provided by (used in) financing activities	472	(261)
Effect of exchange rate changes on cash	(24)	9
Increase (decrease) in cash and equivalents	80	(45)
Cash and equivalents at beginning of period	439	536
Cash and equivalents at end of period	$519	$491

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	June 30,	March 31,	December 31,
	2018	2018	2017
Government Services	$10,842	$11,133	$8,355
Technology	509	423	387
Hydrocarbons Services	2,140	1,596	1,822
Subtotal	13,491	13,152	10,564
Non-strategic Business	4	5	6
Total backlog	$13,495	$13,157	$10,570

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our GS backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.6 billion at June 30, 2018 and $7.2 billion at December 31, 2017. Our backlog included in the table above for projects related to consolidated joint ventures with noncontrolling interest includes 100% of the backlog associated with those joint ventures and totaled $6.4 billion at June 30, 2018 and $125 million at December 31, 2017.

We estimate that as of June 30, 2018, 31% of our backlog will be executed within one year. Of this amount, 82% will be recognized in revenues on our condensed consolidated statement of operations and 18% will be recorded by our unconsolidated joint ventures. As of June 30, 2018, $87 million of our backlog relates to active contracts that are in a loss position.

As of June 30, 2018, 7% of our backlog was attributable to fixed-price contracts, 62% was attributable to PFIs and 31% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of June 30, 2018, $9.9 billion of our GS backlog was currently funded by our customers.

As of June 30, 2018, we had approximately $4.3 billion of priced option periods for U.S. government contracts that are not included in the backlog amounts presented above.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Adjusted EBITDA

We evaluate performance based on Adjusted EBITDA. Adjusted EBITDA is defined as Net income (loss) attributable to KBR, plus interest expense, net; provision (benefit) for income taxes; other non-operating expense (income); and depreciation and amortization. Adjusted EBITDA for each of the three and six months ended June 30, 2018 and 2017 is considered a non-GAAP financial measure under the SEC's rules because Adjusted EBITDA for each such period excludes certain amounts not excluded in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes that Adjusted EBITDA for each of the three and six months ended June 30, 2018 and 2017 is a meaningful measure to share with investors because each measure, which adjusts net income attributable to KBR for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable period. In addition, Adjusted EBITDA affords investors a view of what management considers KBR's core performance for each of the three and six months and fiscal years ended June 30, 2018 and 2017 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions	2018	2017	2018	2017

Net Income Attributable to KBR	$42	$77	$180	$114

Add Back:
Interest expense	17	5	23	10
Provision for income taxes	18	21	52	34
Other non-operating expense (income)	1	(2)	3	5
Depreciation and amortization	17	14	30	27

Consolidated EBITDA	$95	$115	$288	$190

Add Back:
Legacy legal fees	3	4	5	7
Acquisition and integration related costs	1	—	4	—
Gain on consolidation of Aspire entities	—	—	(115)	—

Adjusted EBITDA	$99	$119	$182	$197

Adjusted EPS

Adjusted diluted earnings per share from net income attributable to KBR (Adjusted EPS) for each of the three and six months ended June 30, 2018 and 2017 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts not excluded in the diluted earnings per share from net income attributable to

KBR calculated in accordance with GAAP (EPS) for such periods. Management believes that the Adjusted EPS for each of the three and six months ended June 30, 2018 and 2017 is a meaningful measure to share with investors because each measure, which adjusts EPS for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three and six months ended June 30, 2018 and 2017 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three and six months ended June 30, 2018 and 2017 by adjusting EPS for the items included in the table below. Adjusted EPS for each of the three and six months ended June 30, 2018 and 2017 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Diluted earnings per share:
Reported EPS	$0.30	$0.54	$1.27	$0.80

Adjustment:
Legacy legal fees	$0.02	$0.03	$0.03	$0.05
Acquisition and integration related expenses	$—	$—	$0.02	$—
Amortization related to Aspire acquisition	$0.02	$—	$0.04	$—
Aspire gain on consolidation	$—	$—	$(0.67)	$—

Adjusted EPS	$0.34	$0.57	$0.69	$0.85

We have calculated the Adjusted EPS for the 2018 guidance by adjusting EPS for the items included in the table below.

	Low	High
Diluted earnings per share:
EPS Guidance	$1.88	$1.98

Adjustments:
Legacy legal fees	$0.07	$0.07
Acquisition and integration related expenses	$0.05	$0.05
Amortization related to Aspire acquisition	0.07	0.07
Aspire gain on consolidation	$(0.67)	$(0.67)

Adjusted EPS	$1.40	$1.50